Exhibit 10.4

September 9, 2025

Maywood Acquisition Corp.

418 Broadway, #6441

Albany, New York 12207

Re:	Insider Agreement

Ladies and Gentlemen:

Reference is made to the letter agreement, dated February 12, 2025 (“Prior Letter Agreement”), entered into in connection with the initial public offering (the “Public Offering”) of Maywood Acquisition Corp., a Cayman Islands exempted company (the “Company”), by and among the Company, Maywood Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the members of the Company’s board of directors and management team (each, an “IPO Insider” and, collectively, the “IPO Insiders”) and the Securities Transfer Agreement, dated September 9, 2025 (“Transfer Agreement”), by and between the Sponsor and Inflection Point Fund I LP, a Delaware limited partnership (“Inflection Point”), pursuant to which, among other things, the Sponsor will transfer certain of the Founder Shares held by it to Inflection Point.

Paragraph 12 of the Prior Letter Agreement provides that the Prior Letter Agreement may not be changed, amended, modified or waived except by a written instrument signed by all of the parties thereto. In order to induce the Sponsor to enter into the Transfer Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor, Inflection Point and the IPO Insiders, as well as the other undersigned individuals, who will become a member of the Company’s board of directors and/or management team upon consummation of the transactions contemplated in the Transfer Agreement (such individuals, the “New Insiders” and, together with the IPO Insiders, the “Insiders”), desire to amend and restate the Prior Letter Agreement in its entirety by entering into this letter agreement (this “Letter Agreement”). Upon execution and delivery of this Letter Agreement by the parties hereto, the Prior Letter Agreement shall cease to be of any force and effect and this Letter Agreement shall govern for all purposes with respect to the matters set forth herein. Certain capitalized terms used herein are defined in paragraph 10 hereof.

1.	The Sponsor, Inflection Point and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares, any shares underlying the Private Placement Units and any shares acquired by it, him or her in the secondary public market in favor of such proposed Business Combination, except as limited by applicable securities laws and (ii) not redeem any Class A Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor, Inflection Point, and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares (as defined below) owned by it, him or her in connection herewith.

2.	Inflection Point and each New Insider agrees that in the event that the Company fails to consummate a Business Combination by the date set forth in the Company’s second amended and restated memorandum and articles of association, as may be amended from time to time (the “Memorandum and Articles,” respectively), or such earlier date as Company’s board of directors may approve, or such later date as the Company’s shareholders may approve, in each case in accordance with the Memorandum and Articles (the “Completion Window”), Inflection Point and each New Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), sold as part of the units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution and liquidation expenses), divided by the number of Offering Shares then in issue, which redemption will completely extinguish the Public Shareholders’ (as defined below) rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of all creditors and other requirements of applicable law. Inflection Point and each New Insider agrees to not propose any amendment to the Memorandum and Articles not for the purposes of approving, or in conjunction with the consummation of, a Business Combination (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem one hundred percent (100%) of the Offering Shares if the Company has not consummated a Business Combination within the Completion Window or (B) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon effectiveness of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of Offering Shares then in issue, subject to applicable law.

The Sponsor, Inflection Point and each Insider acknowledges that it, he or she will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares and any shares underlying the Private Placement Units held by it, him or her if the Company fails to complete a Business Combination within the Completion Window; provided that it, he or she will be entitled to liquidating distributions from the Trust Account with respect to any Offering Shares it, he or she holds if the Company fails to complete a Business Combination within the prescribed time frame. The Sponsor and each Insider hereby further acknowledge that it, he or she will not be entitled to (a) redemption rights with respect to any Founder Shares, any shares underlying the Private Placement Units and Offering Shares held by it, him or her, in connection with the consummation of a Business Combination, or (b) redemption rights with respect to Founder Shares, any shares underlying the Private Placement Units and Offering Shares held by it, him or her in connection with a shareholder vote to amend the Memorandum and Articles in the manner described above.

3.	To the fullest extent permitted by applicable law and the Memorandum and Articles, the Company hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable law) the Sponsor and its members (present and former), managers and affiliates and their respective present and former officers and directors (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or any other actual, threatened or completed proceeding instituted by the Company or any third party, whether civil, criminal, administrative or investigative in nature, in respect of any investment opportunities sourced by a Sponsor Indemnitee for the Company or any liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of the Company (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between the Company and the applicable Sponsor Indemnitee); provided, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that a Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided, further, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and the Company shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third-party beneficiaries of this paragraph.

4.	In the event of the liquidation of the Trust Account upon the failure of the Company to consummate a Business Combination within the Completion Window, Inflection Point (which, for purposes of clarification, shall not extend to any officer, member, or manager of Inflection Point) (the “Indemnitor”), agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent registered public accounting firm) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (A) $10.00 per Offering Share or (B) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not released to the Company and net of taxes payable, except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Indemnitor shall not apply as to any claims under the Company’s obligation to indemnify the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within fifteen (15) days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.	The Sponsor, Inflection Point and each Insider hereby agrees and acknowledges that: (i) the Company would be irreparably injured in the event of a breach by such Sponsor, Inflection Point or an Insider of its, his or her obligations under paragraphs 1, 2, 4, 6(a), 6(b), and 8, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.	(a) Subject to the exceptions set forth herein, the Sponsor, Inflection Point and each Insider agree not to Transfer any Founder Shares or the Class A Ordinary Shares issuable upon conversion of the Founder Shares held by it, him or her until the earlier of (i) one year after the completion of a Business Combination or earlier if, subsequent to a Business Combination, the closing price of the Class A Ordinary Shares (or shares of common equity of the combined company) equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Business Combination and (ii) subsequent to a Business Combination, the date on which the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Lock-up”).

(b) Subject to the exceptions set forth herein, the Sponsor and each Insider agree not to Transfer any Private Placement Units (including the underlying securities) held by it, him or her until thirty (30) days after the completion of a Business Combination. The parties hereto acknowledge that the Private Placement Units (including the underlying securities) held by the representatives of the underwriters of the Public Offering (the “Representatives”) are subject to the same Transfer restrictions pursuant to the terms of the Underwriting Agreement by and among the Company and the Representatives dated February 12, 2025.

(c) Notwithstanding the provisions set forth in paragraphs 6(a) and 6(b), Transfers of the Founder Shares (including the Class A Ordinary Shares issued or issuable upon the conversion of the Founder Shares) and Private Placement Units (and underlying securities) that are held by the Sponsor, Inflection Point, any Insider or any of their permitted transferees, as applicable (that have complied with any applicable requirements of this paragraph 6(c)), are permitted (i) to the Company’s or the Representatives’ officers, directors, advisors or consultants, any affiliate or family member of any of the Company’s or the Representatives’ officers, directors, any members or partners of the Sponsor or Inflection Point or their respective affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor or Inflection Point, or any employees of such affiliates; (ii) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or Transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the Completion Window or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (vi) pro rata distributions from the Sponsor, Inflection Point, or the Representatives to their respective members, partners or shareholders pursuant to the Sponsor’s, Inflection Point’s, or the Representatives’ limited liability company agreement or other charter documents; (vii) by virtue of the laws of the jurisdiction of formation of Sponsor, Inflection Point or a Representative or the Sponsor’s, Inflection Point’s, or the Representative’s respective organizational documents upon dissolution of the Sponsor, Inflection Point, or such Representative, as applicable; (viii) in the event of the Company’s liquidation prior to consummation of a Business Combination; (ix) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (i) through (vii); or (x) to the Company for cancellation; provided, however, that, in the case of clauses (i) through (vii) and (ix), these permitted transferees must enter into a written agreement agreeing to be bound by these Transfer restrictions herein and the other restrictions contained in this Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

7.	Each Insider represents and warrants that: (i) it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; (ii) it, he or she has never been convicted of, or pleaded guilty to, any crime (A) involving fraud, (B) relating to any financial transaction or handling of funds of another person, or (C) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding, and (iii) none of the Sponsor, Inflection Point, or any such Insider has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

8.	Except as disclosed in the Company’s filings with the Commission with respect to payment to officers, directors and shareholders of the Company and their affiliates, neither Inflection Point, nor any officer, director, nor any affiliate of Inflection Point or any New Insider shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of a Business Combination (regardless of the type of transaction that it is).

9.	The Sponsor, Inflection Point and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer of the Company or as a director on the board of directors of the Company and each Insider hereby consents to being named in the Company’s filings with the Commission as an officer and/or director of the Company, as applicable.

10.	As used herein, (i) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities; (ii) “Ordinary Shares” shall mean the Class A Ordinary Shares; (iii) “Founder Shares” shall mean the Class B ordinary shares, par value $0.0001 per share, initially issued to the Sponsor prior to the Public Offering (including the Class A Ordinary Shares issuable upon conversion thereof), (iv) “Private Placement Units” shall mean the 265,625 units that the Representatives and Sponsor purchased in a private placement that occurred simultaneously with the consummation of the Public Offering; (v) “Public Shareholders” shall mean the holders of Offering Shares other than the Sponsor, Inflection Point, and the Insiders; (vi) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Units was deposited; and (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

11.	The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s current or former directors or officers.

12.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Each of the parties hereto hereby acknowledges and agrees that the Representatives are third-party beneficiaries of this Letter Agreement, and that holders of the Offering Shares are third-party beneficiaries as to paragraph 2.

13.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, Inflection Point, each Insider, and each of their respective successors, heirs and assigns and permitted transferees.

14.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the State of New York located in the City and County of New York, Borough of Manhattan, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

16.	This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up or (ii) the liquidation of the Company; provided, that paragraphs 2 and 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

SPONSOR:

MAYWOOD SPONSOR, LLC

By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Authorized Signatory

IPO INSIDERS:

/s/ Zikang Wu
Name:	Zikang Wu

/s/ Zixun Jin
Name:	Zixun Jin

/s/ Hao Tian
Name:	Hao Tian

/s/ Chao Yang
Name:	Chao Yang

INFLECTION POINT:

INFLECTION POINT FUND I LP
BY INFLECTION POINT GP I LLC,
AS GENERAL PARTNER

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member of Inflection Point GP I LLC

[Signature Page to A&R Letter Agreement]

NEW INSIDERS:

/s/ Michael Blitzer
Name:	Michael Blitzer

/s/ Kevin Shannon
Name:	Kevin Shannon

/s/ William Denkin
Name:	William Denkin

/s/ Steven Tannenbaum
Name:	Steven Tannenbaum

Acknowledged and Agreed:

MAYWOOD ACQUISITION CORP.

By:	/s/ Zikang Wu
	Name:	Zikang Wu
	Title:	Chief Executive Officer

[Signature Page to A&R Letter Agreement]